EXHIBIT 1.1

[Translated from the Hebrew Original]

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF METALINK LTD.

Amended and Restated as of September 23, 2019

1. NAME OF THE COMPANY: METALINK LTD.

2. THE OBJECTS FOR WHICH THE COMPANY HAS BEEN ESTABLISHED ARE:

a) To initiate, set up, found, develop, acquire, hold, operate and manage a business of development, planning, production and marketing of transmission devices in various communications systems.

b) Without prejudice to or derogating from that stated above, the Company shall be a corporation, fit for any right, obligation and legal act, and shall be permitted and entitled to engage in any business or matter as the company shall resolve upon.

3. THE LIABILITY OF THE MEMBERS: The liability of the members is limited.

4. SHARE CAPITAL:

a) The share capital of the company shall be as set forth in the Company’s Articles of Association, as may be amended from time to time.

b) The rights attached to the shares of the Company of any class may be modified pursuant to the manner and the form determined in the Articles of Association of the Company, as may be amended from time to time.

5. CHANGING THE MEMORANDUM

It is possible to change this Memorandum of Understanding by a shareholders resolution adopted in a General Meeting of the Company by a simple majority of shareholders who are entitled to vote, in person or represented by proxy.